CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Short Duration Fund:

We consent to the use in this Registration Statement of Oppenheimer Short Duration Fund, of our report dated September 20, 2011, relating to the financial statements and financial highlights of Oppenheimer Short Duration Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                    /s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

November 21, 2011